EXHIBIT 10.32

BRADY CORPORATION
PERFORMANCE-BASED RESTRICTED STOCK UNITS

In accordance with the terms of the Brady Corporation 2017 Omnibus Incentive Plan (the "Plan"), the Management Development and Compensation Committee (the “Committee”) of the Brady Corporation Board of Directors hereby grants to you, _______________    (“Employee”), an award of Performance-Based Restricted Stock Units involving the number of such Units set forth in the table below. Brady Corporation’s (the “Corporation”) records shall be the official record of the grant described herein and, in the event of any conflict between this description and the Corporation’s records, the Corporation’s records shall control.

The terms and conditions of this Award are set forth in this Agreement, the attached Exhibit A, Exhibit B and in the Plan document, a copy of which has been provided to you.

Number of Performance-based Restricted Stock Units Granted at Target (the “Units”):
Grant Date:	August 2, 2021
Scheduled Vesting Date:	The date described in Section 2(a) of the Agreement
Performance Period:	The performance period will commence on August 1, 2021 and will end on July 31, 2024.
Performance Goals:	See Exhibit A

All terms, provisions and conditions applicable to Performance-Based Restricted Stock Unit Awards set forth in the Plan and not set forth in this Agreement are incorporated by reference into this Agreement. Capitalized terms not defined herein shall have the meanings specified in the Plan.

1.Award of Performance-Based Restricted Stock Units

The Corporation hereby confirms the grant to you, as of the Grant Date and subject to the terms and conditions of this Agreement and the Plan, of the number of Performance-Based Restricted Stock Units identified in the table above (the "Units"). Each Unit represents the right to receive one Share of the Corporation’s Class A Nonvoting Common Stock, $.01 par value. The Units granted to you will be credited to an account in your name maintained by the Corporation. This account shall be unfunded and maintained for bookkeeping purposes only, with the Units simply representing an unfunded and unsecured obligation of the Corporation until they become vested or have been forfeited.

2.Vesting and Forfeiture of Units

The Units shall vest at the earliest of the following times and to the degree specified. For purposes of this Section 2, use of the terms “employment” and “employed” refers to providing services to the Corporation and its Affiliates in the capacity of an Employee.

(a)Scheduled Vesting. The number of Units that have been earned during the Performance Period shall be eligible to vest on the Scheduled Vesting Date, so long as the Employee’s employment has been continuous since the Grant Date. The actual number of earned Units that will vest on the Scheduled Vesting Date will be determined by the Committee as provided in Exhibit A. For these purposes, the “Scheduled Vesting Date” means the date the Committee certifies (i) the degree to which the applicable performance goals for the Performance Period have been satisfied, and (ii) the number of Units that have been earned during the Performance Period as provided in Exhibit A, which certification shall occur no later than October 15 of the fiscal year immediately following the fiscal year during which the Performance Period ended.

(b)Retirement. If employment is terminated as a result of the Employee’s retirement (separation not for Cause after age 60 with at least five years of employment with the Corporation or a Subsidiary) and after the Employee has been employed for at least one year after the Grant Date, the Employee will receive a pro rata portion of the Units that would otherwise have been determined to vest on the Scheduled Vesting Date in accordance with Exhibit A if the Employee had remained continuously employed until the Scheduled Vesting Date. The pro rata portion shall be determined as follows: (a) if Employee is employed for at least one year, but less than two years after the Grant Date, the Employee shall earn 2/3 of the number of Units that would otherwise have been determined to vest and (b) if Employee is employed for at least two years after the Grant Date, the Employee shall earn 100% of the Units that would otherwise have been determined to vest. Vested Units shall be issued and delivered as soon as practicable after the Scheduled Vesting Date.

(c)Death. If employment is terminated by the death of the Employee prior to the last day of the Performance Period, the Units granted hereunder to the Employee shall be 100% vested at target. If employment is terminated by death on or after the last day of the Performance Period, the number of Units determined to have been earned as of the end of the Performance Period in accordance with Exhibit A shall vest. Vested Units shall be payable to the Employee’s personal representative or to the person to whom the Units are transferred under the Employee’s last will and testament or the applicable laws of descent and distribution within 60 days of the Employee's death.

(d)Disability. If employment is terminated as a result of the Disability, as defined in Section 22(e)(3) of the Code, of the Employee prior to the last day of the Performance Period, the Units granted hereunder to the Employee shall be 100% vested at target and payable within 60 days of the Employee's Disability. If employment is terminated by Disability on or after the last day of the Performance Period, the number of Units determined to have been earned as of the end of the Performance Period in accordance with Exhibit A shall vest.

(e)Change in Control. If a Change in Control, as defined in Exhibit B, occurs while the Employee continues to be employed, then the Units shall vest as of the Date of the Change in Control to the extent provided below:

(i)If the Change in Control occurs on or after the last day of the Performance Period, the number of Units determined to have been earned as of the end of the Performance Period in accordance with Exhibit A shall vest.

(ii)In the event of a Change in Control prior to the end of the Performance Period, the Units shall become 100% vested at target and the conditions described under Section 2 and Exhibit A shall cease to apply.

(iii)No event described in Section 13.05 of the Plan shall cause the Units to become vested unless such event is a Change in Control.

(f)Forfeiture of Unvested Units. If employment is terminated prior to the Scheduled Vesting Date under circumstances other than as set forth in Sections 2(a) through (e), all unvested Units shall immediately be forfeited.

3.Settlement of Units

After any Units vest pursuant to Appendix A or Section 2 of this Agreement, the Corporation shall, as soon as practicable (but no later than October 15 of the year following the fiscal year in which such Units vest), cause to be issued and delivered to the Employee, or to the Employee’s designated beneficiary or estate in the event of death, one Share in payment and settlement of each vested Unit. Delivery of the Shares shall be effected by the electronic delivery of the Shares to a designated brokerage account, shall be subject to satisfaction of withholding tax obligations as provided in Section 4 and compliance with all applicable legal requirements as provided in Section 13.03 of the Plan, and shall be in complete satisfaction and settlement of such vested Units. The Corporation will pay any original issue or transfer taxes with respect to the issuance and delivery of the Shares to the Employee, and all fees and expenses incurred by it in connection therewith.

4.Withholding Taxes

The Corporation may require, as a condition to the issuance of a stock certificate, that the Employee concurrently pay to the Corporation (either in cash or, at the request of Employee, but subject to such rules and regulations as the Administrator may adopt from time to time, in Shares of Delivered Stock) the entire amount or a portion of any taxes which the Corporation is required to withhold by reason of the vesting or settlement of the Units, in such amount as the Administrator or the Corporation in its discretion may determine. If and to the extent that withholding of any federal, state or local tax is required in connection with the vesting or settlement of the Units, the Employee may, subject to such rules and regulations as the Corporation may adopt from time to time, elect to have the Corporation hold back from the Shares to be issued upon the vesting or settlement of the Units, Shares, the Fair Market Value of which is to be applied to the Employee's withholding obligations; provided that the Shares withheld may not have a Fair Market Value exceeding the maximum statutory tax rates in the Employee’s applicable jurisdictions.

5.No Dividends

No dividends will be paid or accrued on any Performance-Based Restricted Stock Units prior to the issuance of Shares.

6.No Shareholder Rights

The Units subject to this Award do not entitle the Employee to any rights of a shareholder of the Corporation’s Class A Nonvoting Common Stock. The Employee will not have any of the rights of a shareholder of the Corporation in connection with the grant of Units subject to this Agreement unless and until Shares are issued to the Employee upon settlement of the Units as provided in Section 3.

7.Transfer Restrictions

This Award is non-transferable and may not be assigned, pledged or hypothecated and shall not be subject to execution, attachment or similar process. Upon any attempt to effect any such disposition, or upon the levy of any such process, the Award shall immediately become null and void and the Performance-Based Restricted Stock Units shall be forfeited.

8.Confidentiality, Non-Solicitation and Non-Compete

As consideration for the grant of this Award, Employee agrees to, understands and acknowledges the following:

(a)During Employee's employment with the Corporation and its Affiliates (the "Company"), the Company will provide Employee with Confidential Information relating to the Company, its business and clients, the disclosure or misuse of which would cause severe and irreparable harm to the Company. During Employee’s employment with Company, and for a two (2)-year period thereafter, Employee agrees not to use or disclose Company’s Confidential Information except as necessary in executing Employee’s duties for Company. Employee shall keep Confidential Information constituting a trade secret under applicable law confidential for so long as such information constitutes a trade secret (i.e., protection as to trade secrets shall not necessarily expire at the end of the two (2)-year period). Upon the termination of Employee's employment with the Company for any reason, Employee shall immediately return to the Company all documents and materials that contain or constitute Confidential Information, in any form whatsoever, including but not limited to, all copies, abstracts, electronic versions, and summaries thereof. As to any electronically stored copies of Confidential Information, Employee shall contact their supervisor or Company’s General Counsel to discuss the proper method for returning such items. Employee hereby consents and agrees that the Company may access any of Employee’s personal computers and other electronic storage devices (including personal phones) and any electronic storage accounts (such as dropbox) so as to allow Company to ascertain the presence of Company’s Confidential Information and how such information has been used by Employee and to remove any such items from such devices and accounts. Employee further agrees that, without the written consent of the Chief Executive Officer of the Corporation or, in the case of the Chief Executive Officer of the Corporation, without the written approval of the Board of Directors of the Corporation, Employee will not disclose, use, copy or duplicate, or otherwise permit the use, disclosure, copying or duplication of any Confidential Information of the Company, other than in connection with the authorized activities conducted in the course of Employee's employment with the Company. Employee agrees to take all reasonable steps and precautions to prevent any unauthorized disclosure, use, copying or duplication of Confidential Information. For purposes of this Agreement, Confidential Information means any and all financial, technical, commercial or other information concerning the business and affairs of the Company that is confidential and proprietary to the Company, including without limitation,

(i)information relating to the Company’s past and existing customers and vendors and development of prospective customers and vendors, including specific customer product requirements, pricing arrangements, payments terms, customer lists and other similar information;

(ii)inventions, designs, methods, discoveries, works of authorship, creations, improvements or ideas developed or otherwise produced, acquired or used by the Company;

(iii)the Company’s proprietary programs, processes or software, consisting of but not limited to, computer programs in source or object code and all related documentation and training materials, including all upgrades, updates, improvements, derivatives and modifications thereof and including programs and documentation in incomplete stages of design or research and development;

(iv)the subject matter of the Company’s patents, design patents, copyrights, trade secrets, trademarks, service marks, trade names, trade dress, manuals, operating instructions, training materials, and other industrial property, including such information in incomplete stages of design or research and development; and

(v)other confidential and proprietary information or documents relating to the Company’s products, business and marketing plans and techniques, sales and distribution networks and any other information or documents which the Company reasonably regards as being confidential.

(vi)Confidential Information does not include information which: (i) is already available to the public without wrongful act or breach by Employee; (ii) becomes available to the public through no fault of Employee; or (iii) is required to be disclosed pursuant to a court order or order of government authority, provided that Employee promptly notifies Company of such request so Company may seek a protective order.

(b)Post-Employment Customer Non-Solicitation Agreement. For one (1) year following Employee’s separation from Company, Employee will not contact—or support others in contacting—customers of Company with whom Employee had business contact during the last two (2) years of Employee’s employment with Company, for the purpose of selling or providing products or services competitive with those offered by Company (“Competitive Products”). “Competitive Products” shall mean products and services competitive with those products and services for which Employee was responsible during the last two (2) years of Employee’s employment with Company.

(c)Post-Employment Non-Solicitation Agreement Based Upon Customer Knowledge. For one (1) year following Employee’s separation from Company, Employee will not contact—or support others in contacting—customers of Company about whom Employee possesses Confidential Information or for whom Employee supervised others in serving during the last two (2) years of Employee’s employment with Company, for the purpose of selling or providing products or services competitive with those offered by Company (“Competitive Products”). “Competitive Products” shall mean products and services competitive with those products and services for which Employee was responsible during the last two (2) years of Employee’s employment with Company.

(d)Post-Employment Non-Compete Agreement. For one (1) year following Employee’s separation from

Company, Employee will not, directly or indirectly, within the United States, provide services similar to any of those Employee provided to Company during the last two (2) years of Employee’s employment with Company to a competitor of Company or a person or entity preparing to compete with Company.

(e)Post-Employment Restriction on Working With Competitive Products. For one (1) year following Employee’s separation from Company, Employee will not, work in the development, design, modification, improvement, or creation of products or services competitive with any products or services with which Employee was involved in the development, design, modification, improvement or creation for Company during the last two (2) years of Employee’s employment.

(f)Post-Employment Restriction on Advising Investors. For one (1) year following Employee’s separation from Company, Employee will not, directly or indirectly, advise a private equity firm or other investor regarding buying, investing in, or divesting from Company or any of its competitors.

(g)Post-Employment Restriction on Soliciting Employees. For one (1) year following Employee’s separation from Company, Employee will not solicit or encourage other employees of Company to provide services to a competitor of Company or to otherwise terminate their relationship with Company.

(h)Duty of Loyalty and Related Obligations. Employee acknowledges and agrees that Employee owes Company a duty of loyalty while employed by Company. During Employee’s employment with Company, Employee agrees not to take action that will harm Company, such as, encouraging employees, vendors, suppliers, contractors, or customers to terminate their relationships with Company, usurping a business opportunity from Company, engaging in conduct that would injure Company’s reputation, providing services or assistance to a competitive enterprise, or otherwise competing with Company.

(i)Non-Disparagement and Social Media. Employee agrees not to disparage Company or any of its officers, directors, or employees on social media, on any public platform, or to persons external to Company when such comments have the potential to harm Company (i.e., making disparaging comments about Company to distributors, customers, suppliers, etc.).

(j)Other Business Relationships. Employee agrees, for a one (1)-year period following Employee’s separation from Company, not to encourage or advise any vendors, suppliers, or others possessing a business relationship with Company to terminate that relationship or to otherwise modify that relationship to Company’s detriment.

(k)Employee acknowledges and agrees that compliance with this Section 8 is necessary to protect the Company, and that a breach of any of this Section 8 will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law. In the event of a breach of this Section 8, or any part thereof, the Company, and its successors and assigns, shall be entitled to injunctive relief and to such other and further relief as is proper under the circumstances. The Company shall institute and prosecute proceedings in any Court of competent jurisdiction either in law or in equity to obtain damages for any such breach of this Section 8, or to enjoin Employee from performing services in breach of Section 8(b) during the term of employment and for a period of 12 months following the termination of employment. Employee hereby agrees to submit to the jurisdiction of any Court of competent jurisdiction in any disputes that arise under this Agreement.

(l)Employee further agrees that, in the event of a breach of this Section 8, the Corporation may elect to recover all or any part of the value of any amounts previously paid or payable or any Shares (or the value of any Shares) delivered or deliverable to Employee pursuant to any Company bonus program, this Agreement, and any other Company plan or arrangement.

(m)Employee agrees that the terms of this Section 8 shall survive the termination of Employee's employment with the Company.

(n)EMPLOYEE HAS READ THIS SECTION 8 AND AGREES THAT THE CONSIDERATION PROVIDED BY THE CORPORATION IS FAIR AND REASONABLE AND FURTHER AGREES THAT GIVEN THE IMPORTANCE TO THE COMPANY OF ITS CONFIDENTIAL AND PROPRIETARY INFORMATION, THE POST-EMPLOYMENT RESTRICTIONS ON EMPLOYEE'S ACTIVITIES ARE LIKEWISE FAIR AND REASONABLE.

9.Clawback

This Award is subject to the terms of the Corporation's recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of Awards or any Shares or other cash or property received with respect to the Awards (including any value received from a disposition of the Shares acquired upon payment of the Awards).

10.Binding Effect

This Agreement will be binding in all respects on heirs, representatives, successors and assigns of the Employee, and on the successors and assigns of the Corporation.

11.Provisions of Plan Controlling

This Award is subject in all respects to the provisions of the Plan. In the event of any conflict between any provisions of this Award and the provisions of the Plan, the provisions of the Plan shall control, except to the extent the Plan permits the Committee to modify the terms of an Award grant and has done so herein. Terms defined in the Plan where used herein shall have the meanings as so defined. Employee acknowledges receipt of a copy of the Plan.

12.Wisconsin Contract

This Award has been granted in Wisconsin and shall be construed under the laws of that state.

13.Severability

Wherever possible, each provision of this Award will be interpreted in such manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions hereof. A court of competent jurisdiction is expressly authorized to modify overbroad provisions so as to make them enforceable to the maximum extent permitted by law and is further authorized to strike whole provisions that cannot be so modified.

14.No Contract

Nothing in this Agreement is intended to change Employee’s status as an at-will employee. Employee understands that Employee is an at-will employee and that Employee’s employment can be terminated at any time, with or without notice or cause, by either Employee or Corporation.

15.Notice of Immunity

In accordance with the Defend Trade Secrets Act, Employee is hereby advised that:

An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

16.Data Privacy

In accepting the grant of this Award, the Employee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Employee’s personal data as described in this Agreement and any other grant materials by and among, as applicable, the Company for the exclusive purpose of implementing, administering and managing the Employee’s participation in the Plan.

The Employee understands that personal information about the Employee, including, but not limited to, the Employee’s name, home address, email address and telephone number, date of birth, social insurance number, salary, nationality, job title, any shares of Common Stock held in the Company, details of all awards or any other entitlement to shares of Common Stock or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in the Employee’s favor (“Data”), may be collected, recorded, held, used and disclosed by the Company and any non-Brady entities engaged by the Company to provide services in connection with this grant (a “Third Party Administrator”), for the exclusive purpose of implementing, administering and managing the Plan. You understand that the Company may transfer such information to Third Party Administrators, regardless of whether such Third Party Administrators are located within your country of residence.

The Employee understands that the Employee may, at any time, view Data, request information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case, without cost, by contacting the Employee’s local human resources representative. Further, the Employee understands that the Employee is providing the consents herein on a purely voluntary basis. If the Employee does not consent, or if the Employee later seeks to revoke the Employee’s consent, the Employee’s employment status or service relationship with the Employer will not be affected; the only consequence of refusing or withdrawing the Employee’s consent is that the Company would not be able to grant Awards to the Employee or administer or maintain such awards. Therefore, the Employee understands that refusing or withdrawing the Employee’s consent may affect the Employee’s ability to participate in the Plan.

17.Electronic Delivery and Acceptance

The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Employee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a Third Party Administrator designated by the Company. Further, the parties hereto shall be entitled to rely on electronic delivery of this Agreement, and delivery by either party of shall be legally effective to create a valid and binding agreement between the parties in accordance with the terms hereof.

IIN WITNESS WHEREOF, the Corporation has granted this Award as of the day and year first above written.

BRADY CORPORATION
By: /s/ J. MICHAEL NAUMAN
Name: J. Michael Nauman

Its: President and Chief Executive Officer

EXHIBIT A

Performance Goals

EXHIBIT B

Change in Control Definition

A “Change in Control” means the occurrence of any one of the following events:

(a)A direct or indirect acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of voting securities of the Company where such acquisition causes any such Person to own more than 50% of the combined voting power of the Company’s voting securities entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following shall not be deemed to result in a Change in Control, (i) any acquisition or holding by the members of the family of William H. Brady Jr. and their descendants or trusts for their benefit, and the William H. Brady III Living Trust, (ii) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (iii) any acquisition by the Company or a wholly owned Subsidiary, (iv) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, (v) any underwriter temporarily holding securities pursuant to an offering of such securities, or (vi) any acquisition by any entity pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this definition; or

(b)A change in the composition of the Board such that the individuals who, as of August 1, 2016, constitute the Board (the “Incumbent Board”) cease for any reason to constitute a majority of the Board; provided, however, that any individual who becomes a member of the Board subsequent to August 1, 2016, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of a majority of those individuals then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; provided, further, however, that a director who has been approved by members of the family of William H. Brady Jr. and their descendants or trusts for their benefit, and the William H. Brady III Living Trust while they beneficially own collectively more than 50% of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors shall be deemed to be an Incumbent Director; or

(c)Approval by the shareholders of the Company and the subsequent consummation of a reorganization, merger or consolidation (a “Business Combination”), in each case, unless, following such Business Combination: (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the total number of outstanding shares of both Class A Common Stock and Class B Common Stock (the “Outstanding Company Common Stock”) and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries); (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, fifty percent (50%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination, or (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, fifty percent (50%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination, or

(d)Approval by the shareholders of the Company and the subsequent consummation of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the

Company, unless the sale or other disposition is to a corporation, with respect to which following such sale or other disposition, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the total number of outstanding shares of both Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of such other corporation, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation) beneficially owns, directly or indirectly, fifty percent (50%) or more of, respectively, the then outstanding shares of common stock of such corporation or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the sale or other disposition, and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such sale or other disposition of assets of the Company or were elected, appointed or nominated by the Board.

Notwithstanding the foregoing, for purposes of any Award subject to Section 409A of the Code, no Change in Control shall deemed to have occurred upon an event described in this definition unless the event constitutes a change in ownership of the Company, a change in effective control of the Company, a change in ownership of a substantial portion of the Company’s assets, each under Section 409A of the Code or otherwise constitutes a change on control within the meaning of Section 409A of the Code; provided, however, if the Company treats an event as a Change in Control that does not meet the requirements of Section 409A of the Code, such Award shall be paid when it would otherwise have been paid but for the Change in Control.